400 Chestnut Ridge Road	N E W S R E L E A S E
Woodcliff Lake, NJ 07677
201-930-3300
CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com

Barr Reports Second Quarter Fiscal 2005 Earnings of $0.56 Per Share

Woodcliff Lake, NJ — February 2, 2005... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $59.4 million, or $0.56 per fully diluted share, for the second quarter of fiscal 2005, which ended December 31, 2004, compared to net earnings of $35.1 million, or $0.33 per fully diluted share, for the same period last year. Last year’s results included an after-tax charge of $0.21 per fully diluted share related to a $35.6 million write-off of acquired in-process research and development. Excluding that charge, adjusted earnings per fully diluted share for the second quarter of fiscal 2004 would have been $0.54. Revenues for the current quarter totaled $257 million, down from $374 million for the same period last year.

For the first six months of fiscal 2005, net earnings were $111.5 million, or $1.05 per share on a fully diluted basis, compared to $73.6 million, or $0.69 per share on a fully diluted basis, in the prior year period. Earnings for the first six months of fiscal 2004 included the after-tax charge of $0.21 per fully diluted share described above and a charge of $0.10 per fully diluted share related to the establishment of a $15.7 million reserve against loans by Barr to Natural Biologics. Excluding these charges, adjusted earnings per fully diluted share for the first six months of fiscal 2004 would have been $1.00. Revenues for the first six months of fiscal 2005 totaled $502 million, down from $685 million for the same period last year.

A reconciliation of GAAP-based earnings per fully diluted share to the adjusted earnings per share is presented in the table at the end of this press release.

“A doubling in the sale of our proprietary products offset the anticipated decrease in sales of our distributed Ciprofloxacin product, and was the primary driver of our earnings results in the quarter,” said Bruce L. Downey, Barr’s Chairman and CEO. “We also continued to make significant investments in R&D to ensure a strong pipeline of products for both our generic and proprietary businesses, while at the same time continuing our investment in marketing and promoting our SEASONALE® extended-cycle oral contraceptive product through television and print advertising.”

Revenues
 Generic Product Sales
 The Company’s generic products sales were $192 million for the second quarter of fiscal 2005, down from $338 million in the prior year period. The primary reason for this decline was a $145 million period-over-period decrease in sales of Ciprofloxacin, described below. For the first six months of fiscal 2005, total generic product sales were $372 million, down from $616 million for the prior year period. Similarly, a $260 million period-over-period decrease in sales of Ciprofloxacin was the primary reason for this decline. A discussion of the Company’s generic product sales for the second quarter of fiscal 2005 compared to the prior year period is presented below.

Oral Contraceptives
Sales of generic oral contraceptives were $102 million for the second quarter of fiscal 2005, up from $99 million in the prior year period. The year-over-year increase was related to new product launches, the revenues from which more than offset the slight decline in sales of in-line generic oral contraceptive products. The Company’s portfolio of generic oral contraceptives currently totals 20 marketed products.

Other Generic Products
Sales of other generic products were $89 million in the second quarter of fiscal 2005, down from $94 million in the prior year period. The year-over-year decline primarily related to lower sales of certain existing products, principally the Company’s Dextroamphetamine product line, which more than offset contributions from new product launches.

Ciprofloxacin Sales
Sales of Ciprofloxacin were less than $1 million in the second quarter of fiscal 2005, compared to $145 million in the prior year period. The Company began distributing Ciprofloxacin, an antibiotic, on June 9, 2003 under a non-exclusive supply agreement. The decrease in distributed Ciprofloxacin product sales, which was anticipated by the Company, resulted from the expiration of the pediatric exclusivity of the Company’s supplier on June 9, 2004 and the subsequent launch of generic versions of Ciprofloxacin by several other generic competitors.

Proprietary Product Sales
The Company’s proprietary product sales doubled to $64 million in the second quarter of fiscal 2005 from $32 million in the prior year period. For the first six months of fiscal 2005, proprietary product sales more than doubled to $127 million from $63 million in the prior year period. The increase in proprietary sales for the quarter was driven primarily by sales of SEASONALE, which was launched in November 2003, along with contributions from products acquired during the previous twelve months, including Loestrin®/Loestrin® Fe oral contraceptives, and the Plan B® emergency contraceptive. Sales of SEASONALE were $21 million for the second quarter of fiscal 2005, compared to $3 million for the prior year period.

Margins
Margins on product sales for the second quarter of fiscal 2005 increased to 70% from 44% in the prior year period. This significant increase is primarily attributable to an improved mix of product sales principally driven by the substantial reduction in sales of the Company’s distributed Ciprofloxacin product, which carried a significantly lower margin than the Company’s manufactured products, and an increasing percentage of sales from higher margin proprietary products.

Update on R&D Activities
Investment in research and development totaled $31 million for the second quarter of fiscal 2005, compared to $63 million in the prior year period. R&D for the second quarter of fiscal 2004 included $35.6 million of in-process research and development related to an acquisition. Excluding this item, R&D for the second quarter of fiscal 2005 increased nearly $4 million, or 13%, compared to the prior year period. This increase primarily reflects a greater number of bio-equivalence studies and their related costs. For the first six months of fiscal 2005, R&D totaled $60 million, compared to $87 million for the prior year period.

Generic Products
The Company currently has 23 Abbreviated New Drug Applications (ANDAs) pending at the U.S. Food and Drug Administration (FDA) and 13 additional ANDAs that have received tentative approval. During the second quarter of fiscal 2005, Barr received a total of four generic product approvals, one of which was a tentative approval.

Proprietary Products
The Company currently has three New Drug Applications (NDAs) pending at the FDA that relate to: Bijuva™ (Synthetic Conjugated Estrogens, A Vaginal Cream); an sNDA for Over-the-Counter status for the Plan B® emergency contraceptive; and SEASONIQUE™, a 91-day extended-cycle oral contraceptive that includes 84 active tablets of 0.15 mg of levonorgestrel/0.03 mg of ethinyl estradiol, followed by seven days of 0.01 mg ethinyl estradiol.

During the quarter, the FDA approved the Company’s NDA for Enjuvia™ (Synthetic Conjugated Estrogens) 0.3 mg and 0.45 mg tablets. The Company intends to launch the full line of Enjuvia products following the anticipated approval of a 0.9 mg tablet product strength in fiscal 2006. The Enjuvia line will also include the 0.625 mg and 1.25 mg tablet strengths, which were approved in 2004.

The Company also has six products in clinical development, one of which is in Phase III studies.

Selling, General and Administrative
 SG&A expenses were $58 million during the second quarter of fiscal 2005, up from $54 million in the prior year period. SG&A expenses increased on a quarter-over-quarter basis primarily due to higher amortization costs related to product acquisitions and higher product liability insurance costs. For the first six months of fiscal 2005, SG&A expenses totaled $123 million, up from $120 million for the prior year period. Included in SG&A expenses in the first six months of fiscal 2004 was a $15.7 million charge relating to the reserve established for loans to Natural Biologics.

Tax Rate
 The Company’s effective tax rate for the quarter ended December 31, 2004 was 35.3%, as compared to 28.7% for the prior year period. The increase in the quarterly effective tax rate primarily reflects a tax benefit of approximately $4 million realized in the second quarter of fiscal 2004 that was related to the completion of certain state tax audits, and IRS approval of a change in the Company’s method of computing certain tax credits. Also, the Company’s effective tax rate in the second quarter of fiscal 2005 was favorably impacted by the reinstatement of the R&D tax credit in October 2004. For the first six months of fiscal 2005, the effective tax rate was 36.3%, compared to 33.3% for the prior year period.

Balance Sheet and Cash Flows
At December 31, 2004, the Company’s cash, cash equivalents and marketable securities totaled $581 million. Cash flows from operations totaled $94 million for the second quarter of fiscal 2005 and $215 million for the first six months of fiscal 2005. During the quarter, the Company repurchased 969,600 shares of common stock for approximately $37 million under its share repurchase program.

Financial Outlook
The Company reiterates its guidance of approximately $2.35 to $2.45 diluted earnings per share for the fiscal year ending June 30, 2005, and it expects earnings in the second half of the year to be in the range of $1.30 — $1.40, with higher earnings expected in its fourth quarter than in the third quarter. Guidance for the balance of the fiscal year does not include potential costs and revenues associated with any business development activities or the favorable resolution of patent challenge litigation that may be completed by June 30, 2005. In addition, the guidance for the balance of the fiscal year does not include the impact from share repurchases which may occur on or after February 2, 2005 under the Company’s share repurchase program.

Conference Call/Webcast
Barr will host a conference call at 8:30 AM Eastern time on Wednesday, February 2, 2005 to discuss the results for the quarter and six months ended December 31, 2004. The number to call from within the United States is (888) 428-4480, and participants from outside the United States should call (612) 332-1214. A replay of the conference call will be available from 12:00 Noon Eastern time on February 2nd through 11:59 PM Eastern time on February 4th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 765713.

The conference call will also be webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com.

Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Barr Pharmaceuticals, Inc., a holding company that operates through its principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,”

“anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.

[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]

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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2004	2003		2004	2003
Revenues:
Product sales	$255,793	$369,862		$498,792	$678,622
Development and other revenue	1,576	4,262		3,085	6,213

Total revenues	257,369	374,124		501,877	684,835

Costs and expenses:
Cost of sales	78,059	207,722		147,697	368,623
Selling, general and administrative	58,385	53,961		122,715	119,502
Research and development	31,137	63,093		59,651	86,559

Earnings from operations	89,788	49,348		171,814	110,151

Interest income	2,197	1,381		3,977	2,641
Interest expense	484	661		1,064	1,500
Other income (expense)	278	(889)		268	(947)

Earnings before income taxes	91,779	49,179		174,995	110,345

Income tax expense	32,392	14,110		63,473	36,741

Net earnings	$59,387	$35,069		$111,522	$73,604

Earnings per common share — diluted:
Net earnings	$0.56	$0.33	(a)	$1.05	$0.69	(a)
Weighted average shares — assuming dilution	105,144	106,560	(a)	106,028	106,193	(a)

(a)	All earnings per share and weighted average share information for the three and six months ended December 31, 2003 reflect a three-for-two stock split effected in the form of a 50% stock dividend distributed on March 16, 2004 to shareholders of record at the close of business on February 28, 2004.

	As of	As of
	Dec. 31, 2004	Jun. 30, 2004
Cash & cash equivalents	$456,035	$419,878
Marketable securities (current and long-term)	124,641	121,519
Accounts receivable	127,623	153,890
Other receivables	11,955	60,848
Inventory	151,136	150,252
Accounts payable & accrued liabilities	149,872	179,059
Working capital	622,070	670,601
Total assets	1,352,378	1,333,269
Total debt	34,045	40,802
Shareholders’ equity	1,080,365	1,042,046

	Six Months Ended
	December 31,
	2004	2003
Cash flow provided by operations	$214,701	$143,518
Capital expenditures	24,875	20,844

Barr Pharmaceuticals, Inc.
Reconciliation of GAAP-Based EPS to Adjusted Non-GAAP EPS
For the three months and six months ended December 31, 2004 and 2003
(unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2004	2003	2004	2003
Earnings per common share — assuming dilution	$0.56	$0.33	$1.05	$0.69
After-tax effect of:
Provision for losses on loans to Natural Biologics	—	—	—	0.10

Write-off of IPR&D	—	0.21	—	0.21

Earnings per common share — assuming dilution, net of the after-tax effect of the provision for losses on loans to Natural Biologics and the write-off of IPR&D	$0.56	$0.54	$1.05	$1.00

Use of Adjusted Non-GAAP Financial Information

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing this summary to reflect the adjusted earnings per share effect of the provisions for losses in the prior year periods.

The Company believes that the adjusted earnings per share information for the prior year periods presented above allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.